UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2017
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MVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
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WV	000-50567	20-0034461
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)
301 Virginia Avenue, Fairmont, WV 26554-2777
(Address of Principal Executive Offices) (Zip Code)
304-363-4800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors

On January 17, 2017, Gayle C. Manchin notified MVB Financial Corp. (the “Company”) of her intent to resign, effective immediately, as a member of the Board of Directors of the Company (the “Company Board”). Manchin also resigned from positions as a member of the Governance Committee and Information Technology Steering Committee of the Company and the Loan Review Committee of the Bank.

Manchin is not resigning her positions due to any disagreement or dispute with the Company, but rather based upon potential scheduling conflicts that may exist in the future between her new appointment as WV Cabinet Secretary of Education and the Arts and the meetings of the Company. The Company Board has accepted her resignation.

The Company wishes to thank Manchin for her service to the Company and wishes her continued success in the future.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective January 17, 2017, the Company Board voted to amend and restate the Bylaws of the Company to, among other things, (i) increase the age limitation for serving as a director to 75 years of age, (ii) eliminate the director emeritus distinction, (iii) update the requirements surrounding director attendance at board and committee meetings, including increasing attendance requirements from two-thirds to 75 percent, and (iv) modify share certificate and transfer mechanics in order to permit the Corporation to issue and transfer non-certificated shares.

The Amended and Restated Bylaws of the Company are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

3.1    Amended and Restated Bylaws of MVB Financial Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp
By	/s/ Larry F. Mazza
Larry F. Mazza President & Chief Executive Officer
Date:  January 18, 2017

EXHIBIT INDEX

Exhibit Number	Description	Exhibit Location

3.1	Amended and Restated Bylaws of MVB Financial Corp.	Filed herewith